SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                               I.D. Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Shares of Beneficial Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449489103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  449489103
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CQ Capital, L.L.C.*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     502,278

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     502,278

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     502,278

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.09%

12.  TYPE OF REPORTING PERSON

     IA, CO

--------------------------------------------------------------------------------

CUSIP No.   449489103
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     E. Turner Baur*

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     68,900

6.   SHARED VOTING POWER

     571,178

7.   SOLE DISPOSITIVE POWER

     68,900

8.   SHARED DISPOSITIVE POWER

     571,178

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     571,178

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.06%

12.  TYPE OF REPORTING PERSON

     IN

--------------------------------------------------------------------------------

CUSIP No.  449489103
            ---------------------


Item 1(a).  Name of Issuer:


            I.D. Systems, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            One University Plaza
            Hackensack, New Jersey 07601
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            CQ Capital, L.L.C.
            E. Turner Baur
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            CQ Capital, L.L.C.
            51 Locust Avenue
            Suite 202
            New Canaan, Connecticut 06840

            E. Turner Baur c/o CQ Capital, L.L.C. 51 Locust Avenue
            Suite 202
            New Canaan, Connecticut 06840
--------------------------------------------------------------------

Item 2(c).  Citizenship:


            CQ Capital, L.L.C. - Delaware limited liability company

            E. Turner Baur - United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            -------------------------------------------------------------------

Item 2(e).  CUSIP Number:  449489103



            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     (a) Amount beneficially owned:

         CQ Capital, L.L.C.: 502,278
         E. Turner Baur: 571,178
         ----------------------------------------------------------------------

     (b) Percent of class:

         CQ Capital, L.L.C.: 7.09%
         E. Turner Baur: 8.06%
         ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote
                                                    CQ Capital, L.L.C.:       0
                                                    E. Turner Baur:      68,900


         (ii) Shared power to vote or to direct the vote
                                                    CQ Capital, L.L.C.: 502,278
                                                    E. Turner Baur:     571,178

         (iii) Sole power to dispose or to direct the
               disposition of                       CQ Capital, L.L.C.:       0
                                                    E. Turner Baur:      68,900


         (iv) Shared power to dispose or to direct the
              disposition of                        CQ Capital, L.L.C.: 502,278
                                                    E. Turner Baur:     571,178


Item 5.  Ownership of Five Percent or Less of a Class.

         N/A


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A


Item 8.  Identification and Classification of Members of the Group.


         N/A


Item 9.  Notice of Dissolution of Group.


          N/A

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   January 28, 2003
                                        ----------------------------------------
                                                        (Date)



                                                    CQ CAPITAL, L.L.C.

                                                    /s/ E. Turner Baur

                                                    By: E. Turner Baur
                                                        Managing Member


                                                    E. TURNER BAUR
                                                    /s/ E. Turner Baur


* The Reporting Persons are the principal of the investment manager and the investment manager of various discretionary accounts that contain Shares over which the Reporting Persons may be deemed to be the beneficial owners. The Reporting Persons specifically disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G, Amendment No. 2 dated January 28, 2003 relating to the Common Stock, par value $0.01 of I.D. Systems, Inc. shall be filed on behalf of the undersigned.

                                            CQ CAPITAL, L.L.C.

                                            /s/ E. Turner Baur

                                            By: E. Turner Baur
                                                Managing Member


                                            E. TURNER BAUR
                                            /s/ E. Turner Baur


03179.0003 #459121